Exhibit 99.8

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

Fairmount Bank

Baltimore, Maryland

Conversion Valuation Appraisal Update

Valued as of March 16, 2010

Prepared By

Feldman Financial Advisors, Inc.

Washington, D.C.

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862 • (FAX) 202-467-6963

March 16, 2010

Board of Directors

Fairmount Bank

8216 Philadelphia Road

Baltimore, Maryland 21237

Members of the Board:

Feldman Financial Advisors, Inc. (“Feldman Financial”) hereby provides an updated appraisal (“Appraisal”) of the estimated pro forma market value of Fairmount Bank (the “Bank”) in connection with the simultaneous conversion of the Bank from the mutual to stock form of organization, the issuance of the Bank’s capital stock to Fairmount Bancorp, Inc. (the “Company”), and the offering of shares of common stock of the Company for sale to certain depositors of the Bank, employee benefit plans of the Bank, and other members of the general public (collectively referred to herein as the “Conversion”). This Appraisal is furnished pursuant to the Bank’s regulatory filing of the amended Application for Conversion (“Form AC”) with the Office of Thrift Supervision (“OTS”).

In preparing this Appraisal, we conducted an analysis of the Bank that included discussions with its management. In addition, where appropriate, we considered information based upon other available public sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed conditions in the securities markets in general and the market for thrift stocks in particular. Our Appraisal is based on representations by the Bank that information contained in the offering prospectus and information furnished to us by the Bank and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements or any of the other information provided to us by the Bank or its independent auditor. Our previous Appraisal as of November 30, 2009 is incorporated and supplemented herein by reference.

Our Appraisal is not intended, and must not be construed to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such valuations are necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to our estimate of the Bank’s pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

Recent Financial Performance

Table 1 summarizes the Bank’s balance sheet data as of September 30, 2009 and December 31, 2009. Table 2 summarizes the Bank’s income statement data for the three months ended December 31, 2008 and 2009. Exhibits 1 through 3 present more comprehensive balance sheet and income statement data for the comparative operating periods.

Table 1

Selected Balance Sheet Data

As of September 30, 2009 and December 31, 2009

(Dollars in Thousands)

	Dec. 31, 2009	Sept. 30, 2009
Total assets	$65,252	$64,041
Cash and cash equivalents	2,031	4,633
Investment securities	7,987	5,695
Loans receivable, net	51,432	50,334
Total deposits	47,149	45,838
Federal Home Loan Bank advances	11,000	35,242
Total equity	6,897	6,790

Source: Fairmount Bank

The Bank’s total assets increased by $1.2 million or 1.9% to $65.3 million at December 31, 2009 from $64.0 million at September 30, 2009. The increase was a result of an increase of $1.1 million in net loans and a $2.3 million increase in investment securities, funded by a decrease of $2.6 million in cash and cash equivalents (federal funds and interest-bearing deposits in other banks) and an increase in deposits of $1.3 million.

Total net loans increased from $50.3 million at September 30, 2009 to $51.4 million at December 31, 2009. This represented an increase of $1.1 million or 2.2%. The increase in the loan portfolio was primarily attributable to an increase of $940,000 or 4.2% in one- to four-family owner occupied real estate loans. At December 31, 2009, one- to four-family owner occupied real estate loans amounted to $23.1 million (44.8% of total gross loans), compared to $22.2 million (44.0% of total gross loans) at September 30, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

Table 2

Income Statement Summary

For the Three Months Ended December 31, 2008 and 2009

(Dollars in Thousands)

	Three Months Ended December 31,
	2009	2008
Total interest income	$913	$832
Total interest expense	361	384

Net interest income	552	448
Provision for loan losses	30	6

Net interest income after provision	522	442
Total non-interest income	51	21
Total non-interest expense	385	265

Income before taxes	188	199
Income tax expense	73	71

Net income	$115	$128

Source: Fairmount Bank.

Total liabilities at December 31, 2009 were $58.4 million, an increase of $1.1 million or 1.9%, from $57.3 million at September 30, 2009. The increase was due primarily to an increase in deposits of $1.3 million or 2.9% from September 30, 2009 to December 31, 2009. Deposits increased from $45.8 million at September 30, 2009 to $47.1 million at December 31, 2009. The increase of $1.3 million in total deposits was primarily the result of an increase in certificates of deposit, which increased from $32.9 million at September 30, 2009 to $33.8 million at December 31, 2009. This represented an increase of $971,000 or 3.0% from September 30, 2009 to December 31, 2009.

Total equity was $6.9 million or 10.57% of total assets at December 31, 2009, compared to $6.8 million or 10.60% of total assets at September 30, 2009. The primary reason for the $107,000 increase in equity was $115,000 in net income reported during the three months ended December 31, 2009. The ratio of total equity to total assets declined marginally because the asset expansion of 1.9% surpassed the equity increase of 1.6%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

The Bank’s net income decreased by 10.2% or $13,000 to $115,000 for the three months ended December 31, 2009 from net income of $128,000 for the three months ended December 31, 2008. The earnings decrease reflected higher non-interest expense of $120,000, offset in part by an increase of $105,000 in net interest income. The Bank’s annualized return on assets (“ROA”) declined from 0.90% in the December 2008 quarter to 0.71% for the December 2009 quarter. The Bank’s annualized return on equity (“ROE”) declined from 8.13% in the December 2008 quarter to 6.69% for the December 2009 quarter.

Net interest income increased by $103,000 or 23.0% to approximately $552,000 for the three months ended December 31, 2009 from $448,000 for the three months ended December 31, 2008. The increase primarily resulted from the combined effects of an increase of $81,000 in total interest income and a decrease of $22,000 in total interest expense. The increase in interest income was mainly the result of a $4.2 million increase in average balance of loans due to growth in the loan portfolio and an increase of $2.5 million in the average balance of federal funds sold and interest-bearing deposits in other banks. Interest expense decreased primarily as a result of the decrease in average rates paid on deposits and borrowings. The average rate paid decreased from 3.12% for the December 2008 quarter to 2.52% for the December 2009 quarter. The Bank’s net interest rate spread increased from 2.95% for the December 2008 quarter to 3.45% for the December 2009 quarter. The Bank’s net interest margin increased from 3.27% for the December 2008 quarter to 3.61% for the December 2009 quarter.

The Bank’s provision for loan losses increased $24,000 from $6,000 for the December 2008 quarter to $30,000 for December 2009 quarter due to increased loan volume and uncertainty regarding the housing market. The Bank’s ratio of non-performing assets to total assets increased from 0.11% at December 32, 2008 to 0.40% at December 31, 2009. The ratio of non-performing loans to total loans increased from 0.14% at December 31, 2008 to 0.32% at December 31, 2009. As a result of the increased provisions over the past four quarters, the ratio of allowance for loan losses to total loans increased from 0.23% to 0.49%.

Non-interest income was $51,000 for the December 2009 quarter, which was an increase of $30,000 from $21,000 for the December 2008 quarter. The increase was the result of higher service charges and fees which increased due to loan settlements during the comparable three-month periods. Non-interest expense increased by $120,000 or 45.2% from $265,000 for the December 2008 quarter to $385,000 for the December 2009 quarter. The ratio of non-interest expense to average assets increased from 1.87% to 2.36% over the corresponding periods. Salaries, fees and employment expenses increased by $64,000 or 38.8% from $165,000 for the December 2008 quarter to $229,000 for the December 2009 quarter primarily as a result of the Bank hiring a Chief Financial Officer and an assistant branch manager. Premises and equipment increased by $24,000 or 133.3% from $18,000 to $42,000 for the three months ended December 31, 2009. This increase was primarily the result of the new headquarters facility that was opened in September 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

Comparative Group: Recent Financial Comparisons

Exhibits 4 through 7 summarize recent financial comparisons of the Bank with the Comparative Group for the last twelve months (“LTM”) ended December 31, 2009. Similar to the peer group analysis conducted in our original Appraisal, the Bank continues to be characterized by higher profitability. However, the earnings advantage held by the Bank declined slightly. The Bank’s ROA measured 0.69% for the LTM period ended December 31, 2009, as compared to 0.74% for the LTM period ended September 30, 2009. The Comparative Group’s average ROA increased marginally from 0.36% for the LTM period ended September 30, 2009 to 0.37% for the LTM period ended December 31, 2009. For the LTM period ended December 31, 2006, the Bank’s core ROA of 0.69% surpassed the Comparative Group’s average of 0.45%.

The Bank’s superior ROA continues to be supported by a solid net interest margin, comparatively low operating expense ratio, and favorable efficiency ratio. Through the recent LTM period, the combination of a decreased ratio of net interest income to average assets and increased operating expense ratio had the effect of narrowing the Bank’s earnings advantage relative to the Comparative Group. The Bank’s net interest margin was 3.46% and its non-interest expense ratio was 2.18% of average assets for the LTM period ending December 31, 2009. In contrast, the Comparative Group’s average and median net interest margins were 3.41% and 3.37%, respectively, and the Comparative Group average and median non-interest expense ratios were 2.94% and 2.89%, respectively.

The Bank continued to display a lower concentration of liquidity on its balance sheet as evidenced by its 15.3% level of cash and securities versus the Comparative Group’s average and median levels of 20.0% and 18.5%, respectively. The Bank maintained favorable asset quality as reflected by its 0.40% ratio of non-performing assets to total assets versus the 1.89% average and 1.40% median for the Comparative Group. The Bank’s 10.57% ratio of tangible equity to assets was comparable to the 11.40% average and 9.69% median of the Comparative Group.

Comparative Group: Recent Stock Price Performance

Since our initial Appraisal as of November 30, 2009, market prices of thrift stocks generally moved in contrasting directions with larger capitalized issues advancing forward and smaller capitalized issues sliding downward. Exhibit 8 summarizes the net change of the Comparative Group’s stock prices and selected market indexes between November 30, 2009 and March 16, 2010. The SNL Thrift < $250 Million Assets index has declined 1.2% since November 30, 2009, and the SNL All OTCBB/Pink index was down 3.1%. In comparison, the SNL All Public Thrift index which is market weighted and therefore influenced by larger capitalization issues, was up 13.2% and the broader S&P 500 Stock index advanced 5.8%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

Among the Comparative Group, five of the companies experienced a net price decrease between November 30, 2009 and March 16, 2010 and five reported a net price increase. The Comparative Group posted a median price change of 0.2% over the fifteen-week period. The median price-to-book (“P/B”) and price-to-tangible book (“P/TB”) ratios for the Comparative Group were 63.9% and 64.4%, respectively, as of March 16, 2010. The median price-to-earnings (“P/E”) and price-to-core earnings ratios for the Comparative Group were 15.3x and 15.7x, respectively, as of March 16, 2010.

Recent Thrift Conversion Activity

Exhibit 9 provides a summary of standard conversion stock offerings completed from January 1, 2008 to March 16, 2010 year-to-date. As shown in Exhibit 9, the median pro forma price-to-book and price-to-tangible book ratios were 59.4% for these eleven conversion offerings. The median price-to-book and price-to-tangible book ratios were 46.3% for the three OTCBB-listed conversion offerings. Since our original Appraisal, four standard conversion offerings were completed with all of them concluding in the month of January 2010.

Athens Bancshares Corp. (Athens, Tennessee) completed its conversion offering on January 7, 2010 at a pro forma price-to-book ratio of 58.0%, and its stock price advanced 16.0% to $11.60 at the end of first day of trading from the initial public offering (“IPO”) price of $10.00. Athens Bancshares raised gross proceeds of $26.8 million and had total assets of $246.0 million and a pre-conversion equity-to-assets ratio of 10.50%. The stock offering was oversubscribed with approximate orders of $34 million and closed at the adjusted maximum of the offering range. As of March 16, 2010, Athens Bancshares closed at a market price of $10.75, or up 7.5% from its IPO price.

Versailles Financial Corp. (Versailles, Ohio) accomplished its conversion offering on January 11, 2010 by raising gross proceeds of $4.3 million at a pro forma price-to-book ratio of 40.5%. Its stock price has remained unchanged from the IPO price of $10.00 since no trades have been reported. The stock is listed on the OTCBB. Versailles Financial had total assets of $41.6 million and a pre-conversion equity-to-assets ratio of 17.89%. The stock offering was not oversubscribed and closed slightly above the minimum of the offering range.

OmniAmerican Bancorp, Inc. (Fort Worth, Texas) completed its stock conversion offering on January 21, 2010 by raising gross proceeds of $119.0 million at a pro forma price-to-book ratio of 62.0%. The stock advanced 18.5% in the first day of trading to close at $11.85. OmniAmerican Bancorp had total assets of $1.0 billion and a pre-conversion equity-to-assets ratio of 9.08%. The stock offering was oversubscribed and closed at the adjusted maximum of the offering range. As of March 16, 2010, OmniAmerican Bancorp closed at a market price of $11.85, or up 18.5% from its IPO price of $10.00.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

OBA Financial Services, Inc. (Germantown, Maryland) completed its stock conversion offering on January 22, 2010 by raising gross proceeds of $46.3 million at a pro forma price-to-book ratio of 59.4%. The stock advanced 3.9% in the first day of trading to close at $10.39. OBA Financial had total assets of $357.9 million and a pre-conversion equity-to-assets ratio of 10.90%. The stock offering was oversubscribed with approximate orders of $112 million and closed at the adjusted maximum of the offering range. As of March 16, 2010, OBA Financial closed at a market price of $10.46, or up 4.6% from its IPO price of $10.00.

Valuation Review and Analysis

Since our original Appraisal, there have been no material changes in the Bank’s financial condition or operating performance. The Bank’s reported LTM earnings declined slightly by 2.7% from $443,000 for the LTM ended September 30, 2009 to $433,000 for the LTM ended December 31, 2009. On a quarterly basis, the Bank’s earnings declined 10.2% from $128,000 for the three months ended December 31, 2008 to $115 for the three months ended December 31, 2009. Increased operating expenses associated with its new headquarters office and additional personnel costs are the primary causes of the Bank’s earnings decrease. The full year’s impact of higher operating expense is expected to restrain the Bank’s earnings growth over the near term. The Bank’s total equity increased by 1.6% from $6.8 million at September 30, 2009 to $6.9 million at December 31, 2009. Concurrently, the overall financial results and trading valuation ratios of the Comparative Group did not change materially.

Exhibit 10 compares the pro forma valuation ratios of Bank, based on the assumptions and pro forma calculations in Exhibits 11 through 13, to the trading market valuation ratios of the Comparative Group. The average price-to-book ratio of the Comparative Group was 65.8% at March 16, 2010, as compared to 67.1% at November 30, 2009. The average price-to-tangible book ratio of the Comparative Group was 66.2% at March 16, 2010, as compared to 67.8% at November 30, 2009. Based on the Bank’s recent earnings results, current financial condition, and the relatively unchanged trading levels of the Comparative Group, we believe that no change in the Bank’s estimated pro forma market value is warranted at this time.

At the current midpoint of $5.0 million, the Bank is valued at a pro forma P/B ratio of 47.2%. The minimum P/B ratio is 42.8% and extends to a maximum of 51.1% and an adjusted maximum of 55.0%, which reflects a 16.4% discount to the Comparative Group’s average of 65.8% and a 13.9% discount to the Comparative Group’s median of 63.9%. The Bank’s minimum P/TB ratio is 42.8% and also extends to a maximum of 51.1% and adjusted maximum of 55.0%, which reflects a 16.9% discount to the Comparative Group’s average of 66.2% and a 14.6% discount to the Comparative Group’s median of 63.9%.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fairmount Bank

March 16, 2010

The Bank’s solid profitability produces lesser discounts on a price-to-earnings basis. Based on LTM earnings, the Bank’s pro forma price-to-earnings and price-to-core earnings ratios are 10.1x at the minimum, 12.0x at the midpoint, 14.1x at the maximum, and 16.7x at the adjusted maximum. The Bank’s adjusted maximum P/E of 16.7x reflects a 1.8% discount to the Comparative Group’s average P/E of 17.0x. The Bank’s adjusted maximum core P/E of 16.7x reflects an 8.7% discount to the Comparative Group’s average P/E of 18.3x.

The Bank’s pro forma equity-to-assets ratio ranges from 14.55% at the minimum value to 17.08% at the adjusted maximum value and surpasses the Comparative Group’s average equity level of 11.45% and the All Public Thrift average equity level of 11.10%. The Bank’s strong pro forma equity-to-assets ratios contribute to its price-to-assets ratios exceeding the Comparative Group at the maximum and adjusted maximum levels of the pro forma valuation range.

Valuation Conclusion

It is our opinion that, as of March 16, 2010, the estimated aggregate pro forma market value of Fairmount Bank was within a range of $4,250,000 to $5,750,000 with a midpoint of $5,000,000. The valuation range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $6,612,500. This valuation range is unchanged from the valuation range that was established in our original Appraisal as of November 30, 2009. Thus, assuming an offering price of $10.00 per share of common stock, the Company will offer a minimum of 425,000 shares, a midpoint of 500,000 shares, a maximum of 575,000 shares, and an adjusted maximum of 661,250 shares.

Sincerely, FELDMAN FINANCIAL ADVISORS, INC.

By:	Trent R. Feldman
President

By:	Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 1

Balance Sheets

As of September 30, 2008 and 2009 and December 31, 2009

(Dollars in Thousands)

	Dec. 31, 2009	September 30,
		2009	2008
ASSETS
Cash and due from banks	$280	$328	$367
Interest-bearing deposits in other banks	53	93	154
Federal funds sold	1,699	4,213	891
Securities available for sale, at fair value	5,120	3,328	7,019
Securities held to maturity, at amortized cost	2,266	1,766	—
Federal Home Loan Bank stock	601	601	539
Loans receivable, net	51,432	50,334	45,155
Accrued interest receivable	247	234	230
Premises and equipment, net	2,993	2,889	1,048
Foreclosed real estate	95	95	—
Other assets	468	161	109

TOTAL ASSETS	$65,252	$64,041	$55,512

LIABILITIES AND EQUITY
Deposits:
Non-interest-bearing	$630	$447	$490
Interest-bearing demand deposits	3,504	3,376	2,626
Savings deposits	9,194	9,165	9,189
Time certificates	33,821	32,850	26,586

Total deposits	47,149	45,838	38,891

Federal Home Loan Bank advances	11,000	11,000	10,000
Other liabilities	206	413	429

Total liabilities	58,355	57,251	49,320

Retained earnings	6,842	6,727	6,282
Accumulated other comprehensive income (loss)	55	63	(90)

Total equity	6,897	6,790	6,192

TOTAL LIABILITIES AND EQUITY	$65,252	$64,041	$55,512

Source: Fairmount Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 2

Income Statements

For the Three Months Ended December 31, 2008 and 2009

(Dollars in Thousands)

	Three Months Ended December 31,
	2009	2008
Total interest income	$913	$832
Total interest expense	361	384

Net interest income	552	448
Provision for loan losses	30	6

Net interest income after provision	522	442
Service charges and fees	47	19
Gain on sale of securities	1	1
Other income	3	1

Total non-interest income	51	21
Salaries, fees and employment expenses	229	165
Occupancy and equipment expense	42	18
Professional fees	20	26
Other operating expenses	94	56

Total non-interest expense	385	265

Income before income tax expense	188	199
Income tax expense	73	71

Net income	$115	$128

Source: Fairmount Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 3

Income Statements

For the Years Ended September 30, 2007 to 2009

(Dollars in Thousands)

	Year Ended September 30,
	2009	2008	2007
Total interest income	$3,437	$2,950	$2,417
Total interest expense	1,458	1,619	1,354

Net interest income	1,979	1,331	1,063
Provision for loan losses	182	50	35

Net interest income after provision	1,797	1,281	1,028
Service charges and fees	147	122	32
Gain on sale of securities	1	22	—
Other income	10	7	—

Total non-interest income	157	151	32
Salaries, fees and employment expenses	739	650	423
Occupancy and equipment expense	72	70	50
Professional fees	105	90	84
Other operating expenses	325	227	298

Total non-interest expense	1,241	1,037	810

Income before income tax expense	714	395	250
Income tax expense	269	149	89

Net income	$445	$246	$161

Source: Fairmount Bank, financial statements.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 4

General Financial Performance Ratios

As of or For the Last Twelve Months Ended December 31, 2009

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Fairmount Bank	65,252	47,149	10.57	10.57	3.46	59.96	0.69	6.45	0.69	6.45
Comparative Group Average	374,541	284,122	11.45	11.40	3.41	74.06	0.37	3.48	0.45	4.22
Comparative Group Median	357,637	247,253	9.70	9.69	3.37	73.82	0.41	4.45	0.44	4.77
Comparative Group
BCSB Bancorp, Inc.	585,740	503,210	10.26	10.25	3.26	83.81	(0.26)	(2.56)	0.30	2.89
Community Financial Corporation	540,934	402,133	8.97	8.97	3.72	62.23	0.40	4.52	0.43	4.86
FFD Financial Corporation	197,654	163,952	9.06	9.06	3.27	75.35	0.41	4.38	0.44	4.68
First Advantage Bancorp	344,224	216,240	20.49	20.49	3.37	80.76	0.10	0.51	0.34	1.68
GS Financial Corp.	271,604	201,493	10.32	10.32	3.26	81.21	0.34	3.14	0.34	3.12
LSB Financial Corp.	371,050	277,866	9.13	9.13	2.90	72.28	0.12	1.35	0.15	1.67
Mayflower Bancorp, Inc. (1)	246,004	215,841	8.28	8.27	3.37	81.88	0.47	5.85	0.45	5.69
North Central Bancshares, Inc.	455,011	334,813	10.61	10.61	3.37	66.19	0.69	6.79	0.67	6.61
Rome Bancorp, Inc.	329,922	216,639	18.30	18.30	4.21	68.04	0.92	5.27	0.93	5.34
Wayne Savings Bancshares, Inc.	403,263	309,034	9.08	8.60	3.41	68.86	0.49	5.52	0.50	5.71

(1)	As of or for the LTM period ended January 31, 2010.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 5

Income and Expense Analysis

For the Last Twelve Months Ended September 30, 2009

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
Fairmount Bank	5.65	2.51	3.14	0.30	0.00	0.33	2.18	0.00	0.00	0.93
Comparative Group Average	5.17	1.95	3.22	0.75	(0.02)	0.38	2.94	0.00	0.08	0.64
Comparative Group Median	5.21	1.97	3.16	0.70	0.01	0.26	2.89	0.00	0.05	0.61
Comparative Group
BCSB Bancorp, Inc.	5.10	2.09	3.01	0.42	(0.09)	0.26	2.87	0.01	0.44	0.29
Community Financial Corporation	5.28	1.71	3.57	0.72	0.00	0.94	2.67	0.00	0.05	0.68
FFD Financial Corporation	5.35	2.13	3.21	0.41	0.00	0.21	2.74	0.00	0.04	0.67
First Advantage Bancorp	5.01	1.85	3.16	0.80	(0.32)	0.25	3.20	0.00	0.05	0.51
GS Financial Corp.	5.45	2.34	3.11	0.47	0.05	0.19	2.90	0.00	0.05	0.49
LSB Financial Corp.	5.26	2.50	2.76	1.06	0.00	0.86	2.81	0.00	0.05	0.15
Mayflower Bancorp, Inc. (1)	4.66	1.58	3.07	0.67	0.06	0.03	3.10	0.01	0.05	0.60
North Central Bancshares, Inc.	5.39	2.24	3.15	1.73	0.07	0.53	3.36	0.00	0.05	0.99
Rome Bancorp, Inc.	5.15	1.27	3.89	0.73	0.02	0.09	3.14	0.00	0.04	1.39
Wayne Savings Bancshares, Inc.	5.06	1.80	3.26	0.48	0.02	0.46	2.64	0.02	0.05	0.62

(1)	For the LTM period ended January 31, 2010.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 6

Balance Sheet Composition

As of December 31, 2009

	As a Percent of Total Assets
	Cash & Securities	Total Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Fairmount Bank	15.35	78.82	0.15	0.00	5.68	72.26	16.86	0.32	89.43	10.57
Comparative Group Average	20.03	74.36	0.35	0.05	5.21	75.87	11.81	0.87	88.55	11.45
Comparative Group Median	18.50	75.49	0.29	0.00	5.30	74.61	14.56	0.83	90.30	9.70
All Public Thrift Average	23.90	69.79	0.54	0.87	4.75	69.79	18.16	1.17	89.09	10.90
All Public Thrift Median	20.72	72.17	0.25	0.04	4.46	71.52	15.95	0.96	90.19	10.00
Comparative Group
BCSB Bancorp, Inc.	25.87	67.85	0.00	0.02	6.26	85.91	2.90	0.92	89.74	10.26
Community Financial Corporation	2.45	91.81	0.47	0.00	5.27	74.34	16.15	0.54	91.03	8.97
FFD Financial Corporation	11.14	85.77	0.08	0.00	3.01	82.95	7.07	0.92	90.94	9.06
First Advantage Bancorp	33.00	62.00	0.09	0.00	4.92	62.82	15.94	0.75	79.51	20.49
GS Financial Corp.	26.71	68.30	1.07	0.00	3.92	74.19	14.92	0.58	89.68	10.32
LSB Financial Corp.	7.61	86.56	0.51	0.00	5.32	74.89	15.36	0.62	90.87	9.13
Mayflower Bancorp, Inc. (1)	43.40	49.90	0.68	0.00	6.02	87.74	3.46	0.53	91.72	8.28
North Central Bancshares, Inc.	10.74	82.68	0.38	0.00	6.21	73.58	14.62	1.19	89.39	10.61
Rome Bancorp, Inc.	6.74	86.57	0.00	0.00	6.68	65.66	14.51	1.53	81.70	18.30
Wayne Savings Bancshares, Inc.	32.62	62.14	0.19	0.53	4.52	76.63	13.21	1.07	90.92	9.08

(1)	For the LTM period ended January 31, 2010.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 7

Regulatory Capital, Credit Risk, and Loan Composition

As of or For the Last Twelve Months Ended December 31, 2009

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. First Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Non-mtg. Loans/ Loans
Fairmount Bank	10.50	18.44	18.98	0.32	0.40	96.56	0.49	78.20	12.80	9.00
Comparative Group Average	10.28	14.94	15.89	2.06	1.89	62.83	1.20	42.49	42.02	15.48
Comparative Group Median	9.43	14.21	15.30	1.84	1.40	46.59	1.17	43.36	43.85	17.83
Comparative Group
BCSB Bancorp, Inc.	11.40	17.53	18.39	1.74	1.20	60.27	1.05	47.05	41.33	11.62
Community Financial Corporation	8.61	10.03	10.93	2.60	2.89	45.47	1.41	28.05	47.82	24.13
FFD Financial Corporation	9.00	11.40	12.20	1.59	1.38	47.71	1.05	37.76	46.37	15.87
First Advantage Bancorp	13.08	18.96	19.87	0.65	0.50	165.08	1.30	20.84	58.58	20.58
GS Financial Corp.	9.79	16.13	17.11	2.23	2.45	27.10	1.28	48.55	47.76	3.69
LSB Financial Corp.	9.07	11.62	12.87	3.86	3.89	25.87	1.15	39.57	54.84	5.59
Mayflower Bancorp, Inc.	7.76	14.81	15.81	1.63	1.08	45.22	0.97	61.04	31.73	7.13
North Central Bancshares, Inc.	9.78	13.60	14.79	3.74	3.54	44.54	1.87	39.67	40.55	19.78
Rome Bancorp, Inc.	16.27	22.29	23.04	0.65	0.57	113.89	0.74	54.06	19.78	26.16
Wayne Savings Bancshares, Inc.	8.00	13.04	13.90	1.94	1.41	53.18	1.19	48.33	31.45	20.22

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 8

Comparative Group Market Price and Selected Index Change

Market Price Data as of November 30, 2009 and March 16, 2010

Company	11/30/09 Closing Price ($)	3/16/10 Closing Price ($)	Change (%)
Comparative Group Median	NA	NA	0.2
Comparative Group Average	NA	NA	4.3
Comparative Group
BCSB Bancorp, Inc.	$9.00	$9.50	5.6
Community Financial Corporation	4.15	4.10	(1.2)
FFD Financial Corporation	14.80	12.52	(15.4)
First Advantage Bancorp	10.50	10.41	(0.9)
GS Financial Corp.	15.80	13.99	(11.5)
LSB Financial Corp.	10.25	10.00	(2.4)
Mayflower Bancorp, Inc.	6.60	8.00	21.2
North Central Bancshares, Inc.	15.30	15.50	1.3
Rome Bancorp, Inc.	8.39	9.09	8.4
Wayne Savings Bancshares, Inc.	5.74	7.93	38.2
Index Values
SNL Thrift < $250M Assets	847.7	837.8	(1.2)
SNL All OTCBB/Pink Thrift	150.0	145.4	(3.1)
SNL All Public Thrift Index	553.8	626.7	13.2
S&P 500 Stock Index	1,095.6	1,159.5	5.8

Source: SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 9

Summary of Recent Standard Conversion Offerings

Transactions Completed Since January 1, 2008 to March 16, 2010

Company	State	Stock Exchange	Conv. Date	Total Assets ($Mil.)	Gross Offering Proceeds ($Mil.)	Pro Forma Ratios			IPO Price ($)	3/16/10 Closing Price ($)	After-Market Trading Price Change			Change Thru 3/16/10 (%)
						Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)			One Day (%)	One Week (%)	One Month (%)
Average: 2008-2010 YTD				506.1	63.4	59.3	62.4	27.4	NA	NA	9.1	7.3	6.6	22.3
Median: 2008-2010 YTD				357.9	46.3	59.4	59.4	24.3	NA	NA	0.5	1.5	3.0	11.0
Average: 2010 YTD				412.9	49.1	55.0	55.2	24.9	NA	NA	9.6	7.6	5.9	7.7
Median: 2010 YTD				301.9	36.5	58.7	59.1	24.9	NA	NA	10.0	7.8	6.5	6.1
Average: OTCBB 2008-2010 YTD				37.1	6.4	45.0	45.0	36.0	NA	NA	0.0	1.7	1.7	13.3
Median: OTCBB 2008-2010 YTD				41.6	4.3	46.3	46.3	36.0	NA	NA	0.0	0.0	0.0	0.0
Standard Offerings
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	10.46	3.9	1.5	3.0	4.6
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	11.85	18.5	14.0	9.9	18.5
Versailles Financial Corp.(1)	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	10.00	0.0	0.0	0.0	0.0
Athens Bancshares Corp.	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	10.75	16.0	15.0	10.6	7.5
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	20.10	49.9	47.2	48.0	101.0
St. Joseph Bancorp, Inc.(1)	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	10.00	0.0	0.0	0.0	0.0
Hibernia Homestead Bancorp	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	14.00	0.0	5.0	5.0	40.0
First Savings Fin’l Group, Inc.	IN	NASDAQ	10/07/08	215.4	24.3	51.1	51.1	NM	10.00	11.10	(1.0)	(4.0)	(8.0)	11.0
Home Bancorp, Inc.	LA	NASDAQ	10/03/08	448.1	89.3	69.7	69.7	19.2	10.00	13.98	14.9	3.5	3.1	39.8
Cape Bancorp, Inc.(2)	NJ	NASDAQ	02/01/08	633.8	78.2	73.2	105.8	50.0	10.00	7.40	0.5	0.1	(2.0)	(26.0)
Danvers Bancorp, Inc.	MA	NASDAQ	01/10/08	1,324.1	171.9	83.7	83.9	29.4	10.00	14.90	(2.6)	(2.2)	2.6	49.0

(1)	There have been no reported trades in this issue of stock.
(2)	Conversion stock offering was completed in conjunction with a simultaneous acquisition.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 10

Comparative Pro Forma Market Valuation Analysis

Fairmount Bank and the Comparative Group

Computed from Market Price Data as of March 16, 2010

Company	Current Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Fairmount Bank(1)
Pro Forma Minimum	10.00	4.3	10.1	10.1	42.8	42.8	6.22	14.55	14.55	0.00
Pro Forma Midpoint	10.00	5.0	12.0	12.0	47.2	47.2	7.25	15.37	15.37	0.00
Pro Forma Maximum	10.00	5.8	14.1	14.1	51.1	51.1	8.26	16.17	16.17	0.00
Pro Forma Adj. Maximum	10.00	6.6	16.7	16.7	55.0	55.0	9.40	17.08	17.08	0.00
Comparative Group Average	NA	26.3	17.0	18.3	65.8	66.2	7.50	11.45	11.40	2.50
Comparative Group Median	NA	19.4	15.3	15.7	63.9	64.4	6.16	9.70	9.69	2.69
All Public Thrift Average(2)	NA	386.4	20.3	20.1	74.2	83.1	8.17	11.10	10.33	2.08
All Public Thrift Median(2)	NA	53.8	17.0	16.1	73.4	76.8	6.53	9.81	9.11	2.09
Comparative Group
BCSB Bancorp, Inc.	9.50	29.6	NM	16.1	59.6	59.7	5.06	10.26	10.25	0.00
Community Financial Corporation	4.10	17.9	13.2	11.7	49.2	49.2	3.31	8.97	8.97	0.00
FFD Financial Corporation	12.52	12.7	16.3	15.3	70.7	70.7	6.41	9.06	9.06	5.43
First Advantage Bancorp	10.41	46.5	NM	39.8	66.0	66.0	13.52	20.49	20.49	1.92
GS Financial Corp.	13.99	17.6	20.0	20.0	62.8	62.8	6.48	10.32	10.32	2.86
LSB Financial Corp.	10.00	15.5	33.3	26.9	45.9	45.9	4.19	9.13	9.13	5.00
Mayflower Bancorp, Inc.	8.00	16.7	14.3	14.8	81.8	81.9	6.77	8.28	8.27	3.00
North Central Bancshares, Inc.	15.50	20.9	7.8	8.0	54.8	54.8	4.59	10.61	10.61	0.26
Rome Bancorp, Inc.	9.09	61.8	19.3	19.1	102.4	102.4	18.73	18.30	18.30	3.96
Wayne Savings Bancshares, Inc.	7.93	23.8	11.8	11.5	65.1	69.1	5.91	9.08	8.60	2.52

(1)

Pro forma ratios assume sale of 100% of the to-be-outstanding common stock, reflecting gross proceeds of $4.3 million at the minimum, $5.0 million at the midpoint, $5.8 million at the maximum, and $6.6 million at the adjusted maximum of the valuation range.

(2)	Excludes mutual holding companies and companies being acquired in announced merger transactions.

Source: Fairmount Bank; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 11

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 1.70%, which represented the yield on three-year U.S. Treasury securities at December 31, 2009. The effective corporate income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 1.12%.

3.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Bank’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 10-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that that the Bank’s recognition and retention plan (“RRP”) will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RRP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RRP.

5.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Bank’s stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $4.02 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period, 25% of the options granted were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period.

6.	The fair value of stock options has been estimated at $4.02 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 3.31%; and a volatility rate of 22.35% based on an index of publicly traded thrift institutions.

7.	Total offering expenses are estimated at $700,000.

8.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

9.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 12

Pro Forma Conversion Valuation Range

Fairmount Bank

Historical Financial Data as of December 31, 2009

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Shares sold	425,000	500,000	575,000	661,250
Offering price	$10.00	$10.00	$10.00	$10.00
Gross proceeds	$4,250	$5,000	$5,750	$6,613
Less: estimated offering expenses	(700)	(700)	(700)	(700)

Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Net investable proceeds	$3,040	$3,700	$4,360	$5,119
Net Income:
Historical LTM ended 12/31/09	$433	$433	$433	$433
Pro forma income on net proceeds	34	41	49	57
Pro forma ESOP adjustment	(22)	(26)	(30)	(35)
Pro forma RRP adjustment	(22)	(26)	(30)	(35)
Pro forma option adjustment	(31)	(37)	(42)	(49)

Pro forma net income	$392	$385	$380	$371

Pro forma earnings per share	$0.99	$0.83	$0.71	$0.60
Core Earnings:
Historical LTM ended 12/31/09	$432	$432	$432	$432
Pro forma income on net proceeds	34	41	49	57
Pro forma ESOP adjustment	(22)	(26)	(30)	(35)
Pro forma RRP adjustment	(22)	(26)	(30)	(35)
Pro forma option adjustment	(31)	(37)	(42)	(49)

Pro forma core earnings	$391	$384	$379	$370

Pro forma core earnings per share	$0.99	$0.83	$0.71	$0.60
Total Equity	$6,897	$6,897	$6,897	$6,897
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma total equity	$9,937	$10,597	$11,257	$12,016

Pro forma book value	$23.38	$21.19	$19.58	$18.17
Tangible Equity	$6,897	$6,897	$6,897	$6,897
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma tangible equity	$9,937	$10,597	$11,257	$12,016

Pro forma tangible book value	$23.38	$21.19	$19.58	$18.17
Total Assets	$65,252	$65,252	$65,252	$65,252
Net offering proceeds	3,550	4,300	5,050	5,913
Less: ESOP purchase	(340)	(400)	(460)	(529)
Less: RRP purchase	(170)	(200)	(230)	(265)

Pro forma total assets	$68,292	$68,952	$69,612	$70,371
Pro Forma Ratios:
Price / LTM EPS	10.1	12.0	14.1	16.7
Price / Core EPS	10.1	12.0	14.1	16.7
Price / Book Value	42.8%	47.2%	51.1%	55.0%
Price / Tangible Book Value	42.8%	47.2%	51.1%	55.0%
Price / Total Assets	6.22%	7.25%	8.26%	9.40%
Total Equity / Assets	14.55%	15.37%	16.17%	17.08%
Tangible Equity / Assets	14.55%	15.37%	16.17%	17.08%

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 13

Pro Forma Conversion Analysis at the Maximum Valuation

Fairmount Bank

Historical Financial Data as of December 31, 2009

Valuation Parameters	Symbol	Data
Net income — LTM	Y	$433,000
Core earnings — LTM	Y	432,000
Net worth	B	6,897,000
Tangible net worth	B	6,897,000
Total assets	A	65,252,000
Expenses in conversion	X	700,000
Other proceeds not reinvested	O	690,000
ESOP purchase	E	460,000
ESOP expense (pre-tax)	F	45,455
RRP purchase	M	230,000
RRP expense (pre-tax)	N	45,455
Stock option expense (pre-tax)	Q	46,230
Option expense tax-deductible	D	25.00%
Re-investment rate (after-tax)	R	1.12%
Tax rate	T	34.00%
Shares for EPS	S	92.80%
Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS	P/E	14.08	x
Price / Core EPS	P/E	14.08	x
Price / Book Value	P/B	51.07%
Price / Tangible Book	P/TB	51.07%
Price / Assets	P/A	8.26%

Pro Forma Calculation at Maximum Value					Based on
V	=	(P/E /S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$5,750,000	[LTM earnings]
		1 - (P/E / S) * R
V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$5,750,000	[Core earnings]
		1 - (P/E / S) * R
V	=	P/B * (B - X - E - M)	=	$5,750,000	[Book value]
		1 - P/B
V	=	P/TB * (B - X - E - M)	=	$5,750,000	[Tangible book]
		1 - P/TB
V	=	P/A * (B - X - E - M)	=	$5,750,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$5,000,000	x	0.85	=	$4,250,000
Midpoint =	$5,000,000	x	1.00	=	$5,000,000
Maximum =	$5,000,000	x	1.15	=	$5,750,000
Adj. Max. =	$5,750,000	x	1.15	=	$6,612,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 14

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of March 16, 2010

Valuation Ratio	Symbol	Fairmount Bank	Comparative Group		All Public Thrifts (1)
			Average	Median	Average	Median
Price / LTM EPS	P/E		17.0	15.3	20.3	17.0
Minimum	(x)	10.1	-40.6%	-34.0%	-50.2%	-40.6%
Midpoint		12.0	-29.4%	-21.6%	-40.9%	-29.4%
Maximum		14.1	-17.1%	-7.8%	-30.5%	-17.1%
Adj. Maximum		16.7	-1.8%	9.2%	-17.7%	-1.8%
Price / Core EPS	P/E		18.3	15.7	20.1	16.1
Minimum	(x)	10.1	-44.8%	-35.7%	-49.8%	-37.3%
Midpoint		12.0	-34.4%	-23.6%	-40.3%	-25.5%
Maximum		14.1	-23.0%	-10.2%	-29.9%	-12.4%
Adj. Maximum		16.7	-8.7%	6.4%	-16.9%	3.7%
Price / Book Value	P/B		65.8	63.9	74.2	73.4
Minimum	(%)	42.8	-35.0%	-33.0%	-42.3%	-41.7%
Midpoint		47.2	-28.3%	-26.1%	-36.4%	-35.7%
Maximum		51.1	-22.3%	-20.0%	-31.1%	-30.3%
Adj. Maximum		55.0	-16.4%	-13.9%	-25.9%	-25.0%
Price / Tangible Book	P/TB		66.2	64.4	83.1	76.8
Minimum	(%)	42.8	-35.3%	-33.5%	-48.5%	-44.3%
Midpoint		47.2	-28.7%	-26.7%	-43.2%	-38.6%
Maximum		51.1	-22.8%	-20.7%	-38.5%	-33.5%
Adj. Maximum		55.0	-16.9%	-14.6%	-33.8%	-28.4%
Price / Total Assets	P/A		7.50	6.16	8.17	6.53
Minimum	(%)	6.22	-17.0%	1.1%	-23.8%	-4.6%
Midpoint		7.25	-3.3%	17.8%	-11.2%	11.1%
Maximum		8.26	10.2%	34.2%	1.1%	26.6%
Adj. Maximum		9.40	25.4%	52.6%	15.1%	44.0%

(1)	Excludes companies subject to MHC ownership or pending acquisition.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/16/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (1)
Abington Bancorp, Inc.	ABBC	PA	1,238	17.30	17.30	(0.59)	(3.15)	8.32	173.6	NM	NM	81.7	81.7	14.14	2.40
Anchor BanCorp Wisconsin(2)	ABCW	WI	4,459	1.37	1.28	(3.75)	(128.79)	1.34	29.1	NM	NM	NM	NM	0.66	0.00
Astoria Financial Corp.	AF	NY	20,252	5.97	5.10	0.13	2.31	14.82	1,450.9	49.4	41.6	113.7	134.4	6.79	3.51
Athens Bancshares Corp.	AFCB	TN	276	9.30	NA	0.51	5.39	10.91	30.3	NA	NA	NA	NA	NA	0.00
Bank Mutual Corp.	BKMU	WI	3,512	11.54	10.16	0.39	3.40	6.69	304.2	23.1	30.6	76.7	88.5	8.80	4.19
BankAtlantic Bancorp, Inc.	BBX	FL	4,820	3.03	2.71	(3.45)	(88.45)	2.68	129.4	NM	NM	90.2	99.6	2.73	0.00
BankFinancial Corp.	BFIN	IL	1,567	16.82	15.37	(0.05)	(0.28)	9.40	201.3	NM	NM	76.4	85.1	12.85	2.98
BCSB Bancorp, Inc.	BCSB	MD	586	10.26	10.25	(0.26)	(2.56)	9.50	29.6	NM	16.1	59.6	59.7	5.06	0.00
Beacon Federal Bancorp, Inc.	BFED	NY	1,067	9.49	9.49	0.34	3.58	8.69	56.8	16.1	11.3	56.1	56.1	5.33	2.30
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,700	14.24	8.26	(0.60)	(3.90)	18.81	263.9	NM	NM	68.1	125.6	9.69	3.40
BofI Holding, Inc.	BOFI	CA	1,345	7.63	7.63	1.20	17.14	13.24	108.4	7.7	8.3	116.9	116.9	8.12	0.00
Broadway Financial Corp.	BYFC	CA	520	6.40	6.40	0.31	4.38	6.25	10.9	14.2	10.9	48.7	48.7	2.14	3.20
Brookline Bancorp, Inc.	BRKL	MA	2,616	18.71	17.24	0.75	4.03	10.84	639.9	32.9	34.0	131.2	145.1	24.47	3.14
Cape Bancorp, Inc.	CBNJ	NJ	1,073	11.80	9.85	(1.64)	(12.89)	7.40	98.5	NM	NA	77.8	95.4	9.18	0.00
Carver Bancorp, Inc.	CARV	NY	812	8.01	7.98	0.15	1.89	7.60	18.8	NM	NM	40.9	41.1	2.37	5.26
Central Bancorp, Inc.	CEBK	MA	558	7.80	7.43	0.04	0.50	9.49	15.5	NM	NM	45.7	48.9	2.83	2.11
Central Federal Corp.	CFBK	OH	280	9.06	9.06	(2.66)	(24.61)	1.20	4.9	NM	NM	26.7	26.7	1.80	0.00
CFS Bancorp, Inc.	CITZ	IN	1,082	10.21	10.21	(0.05)	(0.48)	4.37	47.3	NM	NM	42.6	42.6	4.35	0.92
Chicopee Bancorp, Inc.	CBNK	MA	544	17.31	17.31	(0.30)	(1.69)	12.85	82.0	NM	NM	87.1	87.1	15.07	0.00
Citizens Community Bancorp	CZWI	WI	567	9.74	8.67	(0.61)	(5.61)	4.00	20.5	NM	10.6	37.1	42.1	3.61	0.00
Citizens South Banking Corp.	CSBC	NC	792	9.14	9.07	(3.61)	(28.79)	4.80	36.1	NM	NM	69.9	70.6	4.70	3.33
CMS Bancorp, Inc.	CMSB	NY	227	9.19	9.19	(0.15)	(1.59)	8.00	14.9	NM	NM	71.3	71.3	6.56	0.00
Community Financial Corp.	CFFC	VA	541	8.97	8.97	0.40	4.52	4.10	17.9	13.2	11.7	49.2	49.2	3.31	0.00
Danvers Bancorp, Inc.	DNBK	MA	2,500	11.43	10.17	0.28	2.30	14.90	323.4	48.1	43.8	113.2	130.0	12.94	0.54
Dime Community Bancshares	DCOM	NY	3,952	7.46	6.14	0.66	9.20	13.74	472.6	17.4	14.1	160.3	193.8	11.96	4.08
Elmira Savings Bank, FSB	ESBK	NY	499	10.92	NA	0.91	8.52	15.89	30.5	9.9	9.6	84.4	NA	6.34	5.03
ESB Financial Corp.	ESBF	PA	1,961	8.40	6.35	0.59	7.44	13.28	160.0	13.3	12.1	96.9	131.0	8.15	3.01
ESSA Bancorp, Inc.	ESSA	PA	1,034	17.62	17.62	0.53	2.93	12.93	182.2	31.5	30.5	100.2	100.2	17.66	1.55
FFD Financial Corp.	FFDF	OH	198	9.06	9.06	0.41	4.38	12.52	12.7	16.3	15.2	70.7	70.7	6.41	5.43
Fidelity Bancorp, Inc.	FSBI	PA	736	6.38	6.04	(0.43)	(6.59)	5.10	15.5	NM	NM	38.6	41.4	2.13	1.57
First Advantage Bancorp	FABK	TN	344	20.49	20.49	0.10	0.51	10.41	46.5	NM	39.8	66.0	66.0	13.52	1.92
First Bancshares, Inc.	FBSI	MO	210	11.43	11.36	(0.45)	(4.23)	9.00	14.0	NM	NM	58.1	58.5	6.64	0.00
First Capital, Inc.	FCAP	IN	456	NA	NA	0.17	NA	15.00	41.4	NM	46.2	NA	NA	NA	4.80
First Clover Leaf Financial Corp.	FCLF	IL	603	13.20	11.29	(1.07)	(7.50)	6.11	48.6	NM	NM	62.0	74.1	8.18	3.93

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15 (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/16/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First Community Bank Corp.	FCFL	FL	550	NA	NA	(0.91)	NA	2.60	14.2	NM	NA	NA	NA	NA	0.00
First Defiance Financial Corp.	FDEF	OH	2,058	11.38	8.56	0.36	3.09	10.93	88.7	17.4	10.5	44.9	66.1	4.39	0.00
First Federal Bancshares	FFBH	AR	750	8.34	8.34	(3.38)	(33.16)	3.29	16.0	NM	NM	34.4	34.4	2.17	0.00
First Federal of No. Mich. Bancp.	FFNM	MI	234	9.87	9.52	(2.79)	(24.30)	1.58	4.6	NM	NM	19.8	20.6	1.95	0.00
First Financial Holdings, Inc.	FFCH	SC	3,476	10.20	9.19	0.91	10.44	13.39	221.3	5.4	46.6	76.4	88.2	6.49	1.49
First Financial Northwest, Inc.	FFNW	WA	1,315	17.37	17.37	(3.14)	(15.18)	7.41	139.4	NM	NM	61.0	61.0	10.60	4.59
First Franklin Corp.	FFHS	OH	NA	NA	NA	NA	NA	7.00	11.8	NM	NA	53.0	53.0	NA	0.00
First Keystone Financial, Inc.(2)	FKFS	PA	506	6.38	6.38	(0.55)	(8.39)	12.91	31.4	NM	NM	97.6	97.6	6.21	0.00
First Niagara Financial Group	FNFG	NY	14,585	16.27	10.54	0.69	3.95	14.53	2,739.0	31.6	21.6	113.2	186.8	NA	3.85
First PacTrust Bancorp, Inc.	FPTB	CA	894	10.91	10.91	(0.11)	(1.03)	6.30	26.7	NM	NM	34.1	34.1	3.06	3.17
First Place Financial Corp.	FPFC	OH	3,259	8.52	8.23	(0.47)	(5.75)	3.99	67.7	NM	NM	32.5	34.2	2.12	0.00
First Savings Financial Group	FSFG	IN	491	10.71	9.13	0.47	2.99	11.30	27.3	17.1	17.2	51.8	61.9	5.55	0.00
Flagstar Bancorp, Inc.	FBC	MI	14,013	4.26	4.26	(3.13)	(60.77)	0.82	733.9	NM	NM	117.1	117.1	2.81	0.00
Flushing Financial Corp.	FFIC	NY	4,143	8.69	8.29	0.63	7.80	13.39	417.1	14.7	12.3	115.7	121.4	10.06	3.88
GS Financial Corp.	GSLA	LA	272	10.32	10.32	0.34	3.14	13.99	17.6	20.0	20.0	62.8	62.8	6.48	2.86
Hampden Bancorp, Inc.	HBNK	MA	575	16.47	16.47	(0.14)	(0.81)	9.92	71.8	NM	NM	76.0	76.0	12.51	1.21
Harleysville Savings Fin’l Corp.	HARL	PA	840	6.06	6.06	0.55	9.20	13.65	49.8	10.9	9.8	97.8	97.8	5.93	5.57
HF Financial Corp.	HFFC	SD	1,175	7.85	7.46	0.58	8.37	10.03	69.6	8.0	6.8	75.4	79.7	5.92	4.49
Hingham Institution for Savings	HIFS	MA	926	7.05	7.05	0.93	12.79	32.00	68.0	8.4	8.2	104.1	104.1	7.34	2.75
HMN Financial, Inc.	HMNF	MN	1,036	9.64	9.64	(1.00)	(10.33)	5.09	22.0	NM	NM	28.4	28.4	2.13	0.00
Home Bancorp, Inc.	HBCP	LA	525	25.30	25.30	0.89	3.58	13.98	121.4	24.1	18.7	92.4	92.4	23.38	0.00
Home Federal Bancorp, Inc.	HOME	ID	822	25.34	25.34	1.16	4.22	14.50	242.1	25.9	NM	116.2	116.2	29.44	1.52
HopFed Bancorp, Inc.	HFBC	KY	1,029	7.77	7.66	0.20	2.45	11.35	40.8	43.7	NM	65.8	67.1	4.03	4.23
Hudson City Bancorp, Inc.	HCBK	NJ	60,268	8.86	8.62	0.92	10.18	14.05	7,402.5	13.1	13.2	129.5	133.4	11.47	4.27
Independence Federal Svgs. Bank	IFSB	DC	167	5.96	5.96	(0.06)	(1.17)	1.41	2.2	NM	NM	21.9	21.9	1.31	0.00
Jefferson Bancshares, Inc.	JFBI	TN	671	11.98	8.63	0.21	1.73	4.46	29.9	20.3	19.5	37.2	53.6	4.46	0.00
Legacy Bancorp, Inc.	LEGC	MA	946	12.83	11.72	(0.82)	(6.19)	9.70	84.6	NM	NM	69.8	77.7	8.96	2.06
Louisiana Bancorp, Inc.	LABC	LA	330	22.24	22.24	0.78	3.17	15.00	75.9	27.8	29.9	NA	NA	NA	0.00
LSB Corp.	LSBX	MA	817	7.41	7.41	0.64	6.97	12.98	58.5	15.3	20.4	96.7	96.7	7.16	2.16
LSB Financial Corp.	LSBI	IN	371	9.13	9.13	0.12	1.35	10.00	15.5	33.3	26.9	45.9	45.9	4.19	5.00
Mayflower Bancorp, Inc.	MFLR	MA	246	8.28	8.27	0.47	5.85	8.00	16.7	14.3	14.8	81.8	81.9	6.77	3.00
Meta Financial Group, Inc.	CASH	IA	916	5.08	4.82	(0.11)	(1.96)	22.85	70.1	NM	NM	129.8	137.2	6.59	2.28
MutualFirst Financial, Inc.	MFSF	IN	1,399	9.27	8.89	0.23	2.42	6.10	42.6	30.5	14.5	43.4	46.2	3.12	3.93
NASB Financial, Inc.	NASB	MO	1,560	10.67	10.52	1.20	11.80	22.27	175.2	9.4	10.8	105.3	107.0	11.23	4.04
New Hampshire Thrift Bancshs.	NHTB	NH	963	9.12	NA	0.74	7.75	10.50	60.6	9.9	NA	77.9	NA	6.36	4.95

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15 (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/16/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
New York Community Bancorp	NYB	NY	42,154	12.73	7.13	1.20	9.29	17.08	7,399.4	15.1	15.7	137.7	261.6	17.54	5.85
NewAlliance Bancshares, Inc.	NAL	CT	8,434	17.01	11.08	0.55	3.30	12.81	1,357.5	27.3	28.0	94.7	155.7	16.11	2.19
Newport Bancorp, Inc.	NFSB	RI	459	11.20	11.20	0.16	1.34	11.75	45.0	NM	NM	87.6	87.6	9.81	0.00
North Central Bancshares, Inc.	FFFD	IA	455	10.61	10.61	0.69	6.79	15.50	20.9	7.8	8.0	54.8	54.8	4.59	0.26
Northwest Bancshares, Inc.	NWBI	PA	8,025	16.40	14.53	0.46	4.71	11.80	1,306.0	39.3	35.5	99.2	114.5	16.27	3.39
OBA Financial Services, Inc.	OBAF	MD	NA	NA	NA	NA	NA	10.45	48.4	NA	NA	NA	NA	NA	0.00
Ocean Shore Holding Co.	OSHC	NJ	770	12.64	12.64	0.58	5.95	10.91	79.7	18.5	NA	NA	NA	NA	2.20
OceanFirst Financial Corp.	OCFC	NJ	2,030	9.04	9.04	0.82	9.35	11.51	216.6	11.7	10.6	118.1	118.1	10.67	4.17
OmniAmerican Bancorp, Inc.	OABC	TX	1,134	8.04	8.04	0.06	0.73	11.85	141.0	NA	NA	NA	NA	NA	0.00
Pamrapo Bancorp, Inc.(2)	PBCI	NJ	558	8.65	8.65	(1.14)	(12.78)	8.10	40.0	NM	NM	82.9	82.9	7.17	0.00
Park Bancorp, Inc.	PFED	IL	222	11.55	11.55	(1.26)	(10.68)	5.98	7.1	NM	NM	27.9	27.9	3.22	0.00
Parkvale Financial Corp.	PVSA	PA	1,916	7.91	6.49	(0.50)	(6.19)	7.15	39.4	NM	7.0	32.9	43.4	2.09	2.80
People’s United Financial, Inc.	PBCT	CT	21,257	24.00	18.16	0.49	1.97	15.61	5,651.2	NM	NM	102.7	146.2	24.64	3.91
Provident Financial Holdings	PROV	CA	1,415	8.74	8.74	(0.24)	(3.22)	3.60	41.0	NM	NM	33.2	33.2	2.90	1.11
Provident Financial Services	PFS	NJ	6,836	12.94	8.15	(1.83)	(13.33)	11.80	712.2	NM	NM	79.8	134.1	10.32	3.73
Provident New York Bancorp	PBNY	NY	2,918	14.41	9.25	0.89	6.10	9.07	354.3	13.7	26.9	84.3	139.3	12.14	2.65
Pulaski Financial Corp.	PULB	MO	1,434	8.17	7.90	0.40	4.88	6.77	71.4	17.8	16.2	79.8	83.8	4.91	5.61
PVF Capital Corp.	PVFC	OH	869	6.16	6.16	(1.52)	(24.62)	1.96	15.6	NM	NM	29.2	29.2	1.80	0.00
River Valley Bancorp	RIVR	IN	396	7.75	7.75	0.44	6.64	13.21	19.9	12.1	NA	NA	NA	NA	6.36
Riverview Bancorp, Inc.	RVSB	WA	858	10.38	7.59	(0.16)	(1.60)	2.40	26.2	NM	NM	29.6	42.2	3.06	0.00
Rome Bancorp, Inc.	ROME	NY	330	18.30	18.30	0.92	5.27	9.09	61.8	19.3	19.1	102.4	102.4	18.73	3.96
Severn Bancorp, Inc.	SVBI	MD	968	10.98	10.95	(1.54)	(13.13)	4.13	41.6	NM	NM	52.2	52.4	4.42	0.00
Superior Bancorp	SUPR	AL	3,222	5.95	5.46	(0.63)	(8.16)	3.35	39.2	NM	5.6	20.4	22.3	1.21	0.00
Teche Holding Company	TSH	LA	757	9.55	9.11	0.91	9.77	33.18	69.7	9.9	9.1	96.2	101.3	9.19	4.28
Territorial Bancorp Inc.	TBNK	HI	1,390	15.81	15.81	0.66	5.52	20.09	245.8	NA	NA	111.9	111.9	17.68	1.00
TF Financial Corp.	THRD	PA	714	10.04	9.46	0.63	6.63	19.00	50.8	10.6	11.3	67.4	71.7	6.76	4.21
TierOne Corp.	TONE	NE	3,161	7.73	7.61	(0.84)	(10.18)	0.63	11.4	NM	NM	4.7	4.7	0.36	0.00
Timberland Bancorp, Inc.	TSBK	WA	716	12.17	11.39	(0.06)	(0.42)	4.02	28.3	NM	46.2	39.6	43.4	4.04	1.00
TrustCo Bank Corp NY	TRST	NY	3,680	6.68	6.66	0.79	11.72	6.27	481.3	17.0	17.0	195.6	195.9	13.06	3.99
United Community Fin’l Corp.	UCFC	OH	2,338	9.40	9.37	(0.67)	(6.91)	1.45	44.8	NM	NM	20.4	20.5	1.92	0.00
United Financial Bancorp, Inc.	UBNK	MA	1,541	14.62	14.15	0.46	2.67	14.79	247.6	38.9	29.3	110.6	114.6	16.16	1.89
United Western Bancorp, Inc.	UWBK	CO	2,526	6.32	6.32	(1.68)	(29.84)	1.64	48.2	NM	NM	30.2	30.2	1.91	0.00
Washington Federal, Inc.	WFSL	WA	12,662	13.69	11.93	0.28	2.16	20.35	2,288.3	NM	NM	132.0	154.9	18.07	0.98
Wayne Savings Bancshares	WAYN	OH	403	9.08	8.60	0.49	5.52	7.93	23.8	11.8	11.5	65.1	69.1	5.91	2.52
Westfield Financial, Inc.	WFD	MA	1,191	20.76	20.76	0.47	2.12	8.92	278.5	49.6	43.8	107.6	107.6	22.33	2.24

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit 15 (continued)

Financial and Market Data for All Public Thrifts

Company	Ticker	State	Total Assets ($Mil.)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM ROA (%)	LTM ROE (%)	Closing Price 3/16/10 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
WSB Holdings, Inc.	WSB	MD	438	12.07	12.07	(1.27)	(10.69)	3.05	23.9	NM	NA	45.3	45.3	5.47	0.00
WSFS Financial Corp.	WSFS	DE	3,749	8.05	7.72	0.02	0.24	37.76	267.5	NM	NM	107.0	113.5	7.23	1.27
WVS Financial Corp.	WVFC	PA	392	7.84	7.84	0.34	4.55	14.01	28.9	20.9	19.6	94.2	94.2	7.39	4.57
Average(2)	NA	NA	3,165	11.10	10.33	(0.10)	(1.69)	NA	386.4	20.3	20.1	74.2	83.1	8.17	2.08
Median(2)	NA	NA	954	9.81	9.11	0.22	2.23	NA	53.8	17.0	16.1	73.4	76.8	6.53	2.09

(1)	Traded on NYSE, NYSE Amex, or NASDAQ; excludes public thrifts subject to mutual holding company ownership.
(2)	Average and mean data exclude companies subject to pending acquisition; P/E ratios consider values greater than 50 or less than zero as non-meaningful.

Source: SNL Financial; Feldman Financial.